Exhibit 10.1

SONIFI Solutions Inc. 3900 West Innovation Street Sioux Falls, SD 57107-7002 Phone 605-988-1000 www.sonifi.com

Submission/Insertion Order

Date: July 9, 2015

Submission/Order #: 0605689 Provider ID #: (To Be Assigned) Content Provider:

Name:	Zonzia Media, Inc.
Contact:	Myles A. Pressey III, Chairman
Address:	112 West 34th Street, Suite 1555
New York, NY 10120
Phone:	609-792-7481
Fax:	________________________ (Please indicate fax or permanent email address)

1.	Content Description: The subject matter of the Submissions shall be high definition audio-video content, relating to delivering programs, movies, documentaries and other original content, and live sports and other events. Submissions will be made available by SONIFI Solutions, Inc. (“SONIFI”) as a looping (repeating), free-to-guest, linear channel (i.e. on a “Linear Basis”) and on a video-on-demand, free-to-guest basis (i.e. on a “VOD Basis”). Submissions for distribution on either a Linear Basis or VOD Basis shall be scheduled monthly, must comply with the guidelines attached hereto as Schedule A, and Content Provider must deliver all metadata, graphic and video elements as requested in advance of SONIFI’s monthly deadlines.

a.	Submissions offered on a Linear Basis may be distributed at any time of day, seven days per week, initially in a minimum of approximately 450,000 SONIFI-served lodging facility guest rooms (as determined by SONIFI in its sole discretion) and through SONIFI's mobile applications (e.g. to smart phones, tablets and personal computers wherever located). Submissions for distribution on a Linear Basis will total up to four (4) hours in duration, consistent with a mutually-agreed upon programming wheel (as such programming wheel may change from time to time based on SONIFI needs and subject to Content Provider’s mutual consent). Up to fifty percent (50%) of content may be refreshed monthly. SONIFI will customize a channel guide listing, description, and on-screen display to Content Provider specification where technically feasible using commercially reasonable efforts; provided, however, the foregoing shall not require SONIFI to make any out-of-pocket expenditures for customization or deployment.

b.	Submissions offered on a VOD Basis will be distributed as part of SONIFI’s “Free Views” or “Free On Demand” or other programming category at any time of the day in SONIFI-served hotels as determined by SONIFI. SONIFI shall use commercially reasonable efforts to distribute Submissions to approximately 900,000 guest rooms at SONIFI-served hotels which have “Free Views” or “Free On Demand” categories. If distribution of Submissions falls materially below 900,000 guest rooms during the Term, the parties, by mutual agreement, may change the monthly fee specified in Section 3 hereof. Submissions for distribution on a VOD Basis will total up to two (2) hours in duration. Up to fifty percent (50%) of content may be refreshed monthly.

2.	Advertising/Promotional Content:

a.	SONIFI authorizes Content Provider to insert third party advertisements and/or third party promotional materials within the Submissions (such advertisements and materials inserted by Content Provider herein referred to as “Content Provider Sourced Ads”). All Content Provider Sourced Ads shall constitute and be deemed part of the “Submissions” for all purposes under this Order including the attached Terms and Conditions, for which Content Provider assumes full responsibility, must comply with SONIFI’s guidelines attached hereto as Schedule A, and be pre- approved by both Content Provider and SONIFI.

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b.	Content provider authorizes SONIFI to insert third party advertisements and/or third party promotional materials between segments of Submissions, which will conform to SONIFI’s guidelines attached hereto as Schedule A and which have been pre-approved by both Content Provider and SONIFI.
c.	Content Provider authorizes SONIFI to insert SONIFI promotional materials between segments of Submission as SONIFI deems appropriate in accordance with the provisions contained in Schedule A (excluding, however, promotion of SONIFI’s Mature Adult content).
d.	Payment/Distribution:In the first 12 months of the term Content Provider shall pay SONIFI the greater of the amount of $55,000.00 or fifty percent (50%) of Content Provider’s gross ad sales (after Content Provider has paid agency commission) per month but no more than $140,000.00 per month for distribution of Linear Based and VOD Based distribution in accordance with Section 1 hereof. In the second 12 months of the term Content Provider shall pay SONIFI the greater of the amount of $70,000.00 or fifty percent (50%) of Content Provider’s gross ad sales (after Content Provider has paid agency commission) per month, but no more than $140,000.00 per month for distribution of Linear Based and VOD Based distribution in accordance with Section 1 hereof. In the third 12 months of the term and until the end of the term Content Provider shall pay SONIFI the amount of $110,000.00 per month for distribution of Linear Based and VOD Based distribution in accordance with Section 1 hereof. Payment terms shall be Net 30 days from date of invoice.
e.	Notwithstanding anything to the contrary contained herein, (a) no revenue levels associated with Submissions are promised or guaranteed by SONIFI, (b) no viewership levels for Submissions are promised or guaranteed by SONIFI, (c) Content Provider acknowledges that distribution footprints may fluctuate for various reasons, including, without limitation, due to lodging facility owners (or their representatives) refusing to permit distribution of Submissions (whether on a Linear Basis, a VOD Basis, or both), and (d) while Content Provider must provide all Submissions in a high- definition format, SONIFI may down-convert and distribute any Submissions in a standard definition format as technically required for transmission or distribution.

3.	Term: The term of this Submission/Insertion Order shall commence with Submissions made available by SONIFI beginning on or after July 15, 2015 and will end on June 30, 2018 unless earlier terminated as herein provided, (the “Term”).

4.	No Exclusivity: The parties acknowledge and agree that they are entering into a non-exclusive arrangement, and all rights not specifically granted to the other party are reserved for each party’s sole and exclusive use, disposition and exploitation, and are exercisable at any time in any location by any means whatsoever without regard to the extent to which any such rights may be competitive with the other party hereto.

The attached Terms and Conditions, together with any Schedules attached hereto, are made a part of this Submission/Insertion Order and are incorporated herein by this reference. Collectively, Insertion Order, any such Schedules, and such Terms and Conditions shall be referred to as this “Agreement”.

Accepted by:	Zonzia Media, Inc.	`

By: /s/ Myles A Pressey III
Print Name: Myles A. Pressey III
Its: Chairman
Date:

Accepted by:	SONIFI Solutions, Inc.

By:
Print Name:
Its:
Date:

[SCHEDULE A and TERMS AND CONDITIONS follow.]

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SCHEDULE A

GENERAL CONTENT & ADVERTISING GUIDELINES

FOR SUBMISSIONS AND CONTENT NOT PROVIDED BY SONIFI

1.	The following prohibitions will apply to all content:
o	Nudity – No viewing of genitalia, pubic hair, bare breasts or bare buttocks.
o	Sex Acts – No sex acts (real or simulated).
o	Competing Services – No promotion of services that compete with SONIFI’s core businesses (examples: movie downloads, music services, broadband Internet access, mature subject matter).
o	Hotel and Travel Industry Themes – Issues that are likely to upset hotel operators or which negatively portray SONIFI’s business partners (examples: theatrical business, TV shows, and adult businesses) are prohibited. Examples include content showing hotel and related industries (examples: airline, car rental, food and beverage) in a negative light, pranks in hotels, highlighting particular hotel brands (good or bad), and negative food and beverage related stories. For purposes of clarity, the foregoing prohibits advertising or other Submissions relating to goods or services if such content could be deemed to be competitive with the businesses of SONIFI’s lodging facility customers.
o	Shocking and Gratuitous Violence – Content, whether real or simulated, which glorifies violence, demonstrates cruelty, brutality or torture, or is intended to shock the viewer are prohibited.
o	Demeaning Acts and Language – Acts that humiliate or deeply insult someone or their beliefs are prohibited.
o	Gory and Gross – No content meant to simply shock.

2.	Advertising must meet contemporary moral standards, comply with applicable laws and fulfill any other reasonable, usual and customary industry standards.
3.	Advertising must not insult SONIFI’s stockholders, lodging facility customers or other content providers.
4.	Prohibited Advertising:
o	Competitive lodging/hotel accommodations or any other entities that directly compete with SONIFI customer hotel companies or their affinity programs. This includes referencing a specific hotel associated with an advertised spa or golf course.
o	Advertising that may have an adverse impact on any hotel’s business or financial operations.
o	Advertising that violates or otherwise adversely affects any hotel's relationships with any third party.
o	Cruise lines, Timeshares or Vacation Clubs.
o	Fast food restaurants: (i.e.: McDonalds, Burger King).
o	Value or standard chain restaurants (i.e.: Denny’s, Domino's, Applebee's).
o	Discount Stores (i.e.: Wal-Mart, Kmart, Target).
o	Discount booking/reservation services, online travel agencies.
o	Mature Adult, escort or related companies/products/services (including advertisements for "900" or "976" telephone services, or other services or announcements of a similar nature).
o	Potentially illegal, regulated, or restricted products/services (e.g., tobacco products, firearms/weapons, fireworks, or gambling, lotteries, or sweepstakes).

5.	Advertising must not make a claim for its product that is not clearly substantiated. Content Provider may be required to submit supporting documentation to substantiate claims.

6.	No implied endorsements are allowed, and SONIFI’s display of advertising does not imply SONIFI’s endorsement. Advertising must not imply association with SONIFI, the lodging facility, the lodging flag or brand, or the hotel interactive system.

7.	Collecting and selling of personal information gained through the advertising without a user’s express permission is not allowed.

Application of this policy involves an element of discretion and SONIFI reserves the right to reject or not approve any advertising, and to suspend or disable any Submissions or other programming, for violation of these policies in the exercise of SONIFI's sole discretion.

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TERMS AND CONDITIONS

Section 1. License Grant. The entity identified as "Content Provider" on the facing page of this document (hereinafter, "Content Provider") has agreed to submit audio- visual content and/or textual content (collectively, and together with associated metadata, "Submissions") to SONIFI Solutions, Inc. ("SONIFI"). While Content Provider retains all ownership rights in Submissions, by submitting Submissions to SONIFI, Content Provider hereby grants SONIFI (and SONIFI’s controlled affiliates) (collectively, “Licensees”), during the term described in Section 7, an irrevocable (except as otherwise described herein), non-exclusive, royalty free license to use, reproduce, distribute, display and perform Submissions throughout the United States and its territories and possessions, in connection with their (and their successors') business, in any media format and through any media channel (e.g. the Internet, even though the Internet is available worldwide), whether currently existing or not, including, without limitation, for purposes of selling third- party advertising, promoting third-party sponsors and entertaining guests of lodging facilities. Any use, reproduction, distribution, display or performance in connection with any media format or media channel (including the Internet) that is outside of SONIFI’s Licensee’s hotel rooms must be mutually approved in advance by Content Provider, which approval will not be unreasonably withheld. SONIFI shall have the right to insert a visual graphic overlay over the Submissions to alert viewers of associated interactive material and to encode any full motion video if appropriate. Content’s Provider’s trademarks, service marks, logos and designs, or those of any affiliated company, as well as Content Provider’s name or the name of any affiliated company, may appear in any exhibition of Submissions or in advertisements for Submissions made available by Licensee systems.

Section 2. Representations, Warranties, Covenants. Content Provider affirms, represents and warrants to SONIFI that it owns or has the necessary licenses, rights, consents and permissions to use and authorize Licensees to use throughout the term, and will maintain throughout the term hereof, all patent, trademark, trade secret, copyright, performance (including, without limitation, music performance and any rights owned or controlled by BMI, ASCAP, SESAC or similar organizations) or other proprietary rights (collectively, "Intellectual Property Rights") in and to any and all Submissions to enable use of the Submissions throughout the term hereof in the manner contemplated herein, including, without limitation, as necessary for Submissions to be displayed on Licensees’ interactive television systems (or over the Internet) and exhibited thereby to viewers without infringing upon any Intellectual Property Rights, distribution right, privacy right, publicity right or any other right owned or controlled by any third party. Content Provider warrants that all license fees, royalties or other fees related to Submissions have been and will continue to be paid by it to the appropriate parties in a full and timely manner. Content Provider represents and warrants that the Submissions do not and will not contain any statement that is false, misleading, malicious, libelous or defamatory, and do not and will not violate any applicable law, rule or regulation.

Section 3. Submission Format; Costs; Refusal to Display. Content Provider, as producer of the Submissions, shall have sole control over the content of the programs; provided, however, (a) all Submissions must meet the standards of quality generally found in existing content aired by SONIFI in facilities throughout the United States and shall be consistent with the current level of quality of television programs similar to the Submissions that currently are being distributed by Content Provider, and (b) no Submissions shall jeopardize the reputation or image of SONIFI or any facility to which it is distributed or be contrary to the public interest. Content Provider, at its own expense, will submit Submissions in whatever format, by whatever delivery method and in conformance with whatever specifications are desired by SONIFI, and will deliver all metadata, graphics and video associated with Submissions as required by SONIFI. Content Provider will bear all production, formatting and delivery costs. If the format or media in which any Submission originally is submitted is converted into and published or exhibited in any other format or media, the license granted above grants to Licensees any and all rights necessary to convert, publish, broadcast and distribute such materials in such other format and media without seeking written approval or permission from Content Provider. SONIFI reserves the right to not distribute or publish or to cease distributing or publishing Submissions without prior notice. Such refusal to distribute or publish Submissions shall not constitute a breach or default of SONIFI hereunder and SONIFI, at its sole option, may issue a credit for exposure of equal value or a refund of fees paid.

Section 4. Limitation of Liability. EXCEPT WITH RESPECT TO INDEMNIFICATION OBLIGATIONS UNDER SECTION 6, NEITHER CONTENT PROVIDER NOR LICENSEES SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES ARISING OUT OF OR IN CONNECTION WITH SUBMISSIONS OR THESE TERMS AND CONDITIONS.

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Section 5. Disclaimer of Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THESE TERMS AND CONDITIONS, EACH OF CONTENT PROVIDER AND LICENSEES DISCLAIM ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND THOSE ARISING FROM COURSE OF DEALING

OR COURSE OF PERFORMANCE. SONIFI does not endorse any Submission or any opinion, recommendation or advice expressed therein, and SONIFI expressly disclaims any and all liability in connection with Submissions.

Section 6. Indemnification. Content Provider agrees to defend, indemnify and hold harmless Licensees, and their respective parent and affiliated companies, and their respective officers, directors, employees and agents, and SONIFI agrees to defend, indemnify and hold harmless Content Provider, and its respective officers, directors,employees and agents, in each case from and against any and all third party claims, and associated damages, obligations, losses, liabilities, costs, debt and expenses (including, but not limited to, reasonable attorneys' fees) (collectively, “Losses”) arising from or related to Content Provider’s or SONIFI’s, respectively, violation of any term of, or any misrepresentation under, these Terms and Conditions. This defense and indemnification obligation will survive in perpetuity.

Section 7. Term. The term of the license granted by Section 1 shall be as stated on the cover of this document; provided, however, either party may terminate such license and this Agreement at any time for convenience following 60 days’ written notice of termination to the other party. In the event SONIFI seeks to terminate this Agreement because SONIFI desires to enter into an agreement with another content provider, SONIFI will permit Content Provider the right to match any legitimate offer of any such competitor. All Submissions provided by Content Provider to SONIFI will cease to air on the SONIFI system as soon as possible following termination date using commercially reasonable efforts.

Section 8. Reporting. SONIFI shall keep complete and accurate records relating to the Submissions displayed and will provide a monthly performance report to Content Provider relating to Submissions displayed the previous month. Content Provider shall keep accurate records related to any amount payable. Each party shall have the right to examine and audit, during normal business hours, those records of the other party on reasonable written notice. The audited party shall immediately reimburse the auditing party for its costs associated with the audit if the audit reveals an overreporting or underpayment of greater than 10%, and in all cases any overreporting or underpayments revealed by the audit shall immediately be corrected, together with interest at the rate of 10% per annum.

Section 9. Modification; Waiver. No terms, representations, warranties or conditions other than those set forth herein shall be binding on Content Provider or SONIFI unless expressly agreed to in a writing signed by the parties and these Terms and Conditions may be modified only in a writing signed by the parties. No waiver of any term hereof shall be deemed a further or continuing waiver of such term or any other term. A party’s failure to assert any right hereunder shall not constitute a waiver of such right except as specifically set forth herein.

Section 10. Confidentiality; Public Disclosure. Each Party acknowledges and agrees that, in the course of this Agreement and the Parties’ relationship, it may be given access to or may otherwise obtain Confidential Information belonging or pertaining to the other Party. For purposes hereof, the term “Confidential Information” shall include non-public information about the disclosing Party’s business or activities that is proprietary and confidential, including, without limitation, all business, financial, technical and other information of a party marked or designated as “confidential” (or some similar designation) or that, by its nature or the circumstances surrounding its disclosure, should reasonably be regarded as confidential. Each Party hereby agrees to (i) use the Confidential Information of the disclosing Party solely for the purpose of performing its obligations under this Agreement; (ii) hold the other Party’s Confidential Information in strict confidence, and; (iii) not disclose such Confidential Information, or any part thereof, to any third party, except those of its officers, employees or professional advisors with a strict “need to know” in order for the receiving Party to perform its obligations hereunder; provided that such officers, employees or professional advisors shall, prior to any disclosure, have agreed by signed writing or otherwise be bound to confidentiality obligations no less strict than those described herein. Confidential Information shall not include (i) any information already rightfully in the public domain at the time of its disclosure, or subsequently released into the public domain by the disclosing Party; (ii) any information already rightfully in the possession of the receiving Party at the time of its disclosure by the disclosing Party without an obligation to maintain its confidentiality; (iii) any information that is independently developed by the receiving Party without use of or reference to any Confidential Information of the disclosing Party, in either case such fact being proven through documentary evidence; (iv) information obtained by the receiving Party from a third party not in breach of any confidentiality obligations to the disclosing Party; or (v) information required to be disclosed by law, a court order or competent government authority, provided that in such case the receiving Party shall promptly inform the disclosing Party of such requirement of disclosure prior to the disclosure such that the disclosing Party has an opportunity to object to the production or disclosure through seeking a protective order.

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Section 11. Governing Law; Venue. These Terms and Conditions shall be governed by and construed in accordance with the internal substantive laws of the State of New York, without giving effect to principles of conflicts of law. These Terms and Conditions are subject to the terms and conditions of licenses and contracts applicable to Licensees and also to all federal, state and municipal laws and regulations now enforced or which may be enacted in the future, including the rules and regulations of the Federal Communications Commission. Content Provider agrees that the Licensees’ website(s) shall be deemed solely based in New York and shall be deemed passive website(s) that do not give rise to personal jurisdiction over SONIFI or any Licensee, either specific or general, in jurisdictions other than New York. Any claim or dispute between Content Provider and SONIFI (or any Licensee) that arises in whole or in part from these Terms and Conditions or any Submission shall be decided exclusively by a court of competent jurisdiction located in New York, New York.

Section 12. Successors and Assigns. These Terms and Conditions shall be binding on and for the benefit of both parties and their respective assigns and successors in interest. Nonetheless, neither party hereto shall assign these Terms and Conditions without the prior written consent of the other party. Notwithstanding the above, either party may assign its rights and obligations hereunder to (a) any corporation or other entity resulting from any merger or other reorganization to which the assigning party is a party, (b) any corporation, partnership, limited liability company, association, or other person or entity to which the assigning party may transfer all or substantially all of its assets or business existing at such time, or (c) any entity which controls the assigning party.

Section 13. Force Majeure. Neither party shall be in default or otherwise liable for any delay in or failure of its performance hereunder (except with respect to payment obligations, with respect to which this Section 13 shall not apply) where such delay or failure of performance arises by reason of any Act of God, disruptions of the Internet, telecommunications facilities or public utilities, or any government or any governmental body, acts of war, the elements, strikes or labor disputes.

Section 14. Entire Agreement; Miscellaneous. These Terms and Conditions constitute the complete and entire expression of the agreement between the parties and supersede any and all other agreements, whether written or oral, between them. Nothing herein shall be construed or deemed to create any taxable entity or relationship of joint venture, partnership, franchise, employment, master-servant or principal-agent relationship between the parties hereto. The rights, duties, obligations and liabilities of each party are separate and not joint or collective, it being understood that the parties are independent contractors vis-à-vis one another. If any provision of these Terms and Conditions is deemed invalid by a court of competent jurisdiction, the invalidity of such provision shall not affect the validity of the remaining provisions hereof, which shall remain in full force and effect. The prevailing party in any legal dispute related to these Terms and Conditions shall be entitled to recover from the other its legal fees and other costs payable in connection with such dispute. The parties acknowledge they mutually negotiated and drafted this document with the advice of counsel, and thus no rule of construction shall apply on the basis that either was the drafter of this agreement

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